Exhibit 12.2
                                                                       11/12/98


                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1997 and the twelve months ended September 30, 1998



                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                           Ended
                                                                             Year ended December 31,                  September 30,
                                                         ===========================================================  =============
                                                            1993        1994         1995        1996          1997        1998
                                                         ---------------------------Thousands of Dollars---------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                         $608,050    $594,669     $628,304    $627,627     $645,449    $723,465
      Federal and state income taxes                       167,021     242,569      186,856     191,167      222,956     220,869
      Deferred income taxes, net                            34,467     (32,536)      32,047      16,715      (12,879)      7,370
      Deferred  investment  tax credits                     (2,106)         (4)         (75)          -            -           -
      AFUDC - Debt funds                                     3,016       3,590        7,109       6,517        4,855       4,966
                                                          ---------   ---------     --------   ---------    ---------   ---------
         Earnings  as defined                             $810,448    $808,288     $854,241    $842,026     $860,381    $956,670
                                                          =========   =========     ========   =========    =========   =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                           $186,779    $180,182     $183,199    $171,689     $169,536    $185,413
   Interest  on interim  obligations                         3,760       5,939       16,917      20,617       22,787      15,294
   Amort of debt disc, premium  and expense, net             8,999       9,655       20,270       9,520        9,657      42,480
   Other interest  charges                                  35,475      19,909       27,064      34,227       57,799      77,120
                                                          ---------   ---------     --------   ---------    ---------   ---------
         Fixed charges as defined                          235,013     215,685      247,450     236,053      259,779     320,307
Tax  deductible   preferred  dividends                       1,830       1,605        1,605       1,605        1,589       1,313
                                                          ---------   ---------     --------   ---------    ---------   ---------
                                                           236,843     217,290      249,055     237,658      261,368     321,620
                                                          ---------   ---------     --------   ---------    ---------   ---------
Non-tax  deductible  preferred  dividends                   27,729      24,630       25,464      24,997       12,997       8,867
Ratio  of net income  before  taxes to net income        x   1.530    x  1.549     x  1.564    x  1.522     x  1.538    x  1.559
                                                          ---------   ---------     --------   ---------    ---------   ---------
Pref  dividend  requirements  before  income  taxes         42,425      38,152       39,826      38,045       19,989      13,824
                                                          ---------   ---------     --------   ---------    ---------   ---------
Fixed  charges  plus  pref  dividend  requirements         279,268    $255,442      288,881    $275,703     $281,357    $335,444
                                                          =========   =========     ========   =========    =========   =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                          2.90        3.16        2.96        3.05         3.06        2.85


Note: The above figures have been adjusted to give effect to Alabama Power Company's 50% ownership of Southern Electric Generating Company.